EXHIBIT 99.1

GAPSHARE

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-8

SUPPLEMENTAL SCHEDULE:

Schedule of Assets Held for Investment Purposes as of December 31, 2004	9

Supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit and Finance Committee and Participants of Gapshare:

We have audited the accompanying statements of net assets available for benefits of Gapshare (the “Plan”) as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for benefits for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

June 20, 2005

GAPSHARE

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS DECEMBER 31, 2004 AND 2003

	2004	2003
Investments, at fair value:
Registered investment funds	$281,100,552	$239,585,447
Common collective trust funds	66,727,582	44,932,382
Common stock: Gap, Inc. common stock	122,282,604	140,514,060
Participant loans	13,637,598	11,672,278

Total investments at fair value	483,748,336	436,704,167

Cash	29,129	8,015
Participant contributions receivable	1,239,075	451,729
Employer contributions receivable	804,185	351,972
Interest receivable	4,461	136,947

NET ASSETS AVAILABLE FOR BENEFITS	$485,825,186	$437,652,830

See accompanying notes to the financial statements.

GAPSHARE

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS YEAR ENDED DECEMBER 31, 2004

2004
ADDITIONS TO (DEDUCTIONS FROM) NET ASSETS ATTRIBUTED TO:
Investment income (loss):
Net appreciation in fair value of registered investment funds	$20,058,220
Net depreciation in fair value of Gap, Inc. common stock	(12,479,596)
Net appreciation in fair value of common collective trusts	4,656,460
Dividends and interest	1,461,308

Total investment income, net	13,696,392

Contributions:
Employer	31,131,885
Participants and other	52,478,179

Total contributions	83,610,064

Total Additions	97,306,456

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	48,645,708
Administrative expenses and other	488,392

Total Deductions	49,134,100

NET INCREASE	48,172,356

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	437,652,830

End of year	$485,825,186

See accompanying notes to the financial statements.

GAPSHARE

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2004 AND 2003 AND FOR THE YEAR ENDED DECEMBER 31, 2004

1.	DESCRIPTION OF PLAN

General - GapShare (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

The Plan qualifies under sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and after one year of employment with the Company upon completion of a minimum of 1,000 hours of service.

Contributions - The minimum level of participant contributions is 1% of base salary. Total contributions may not exceed a maximum of 30% of total compensation on a pre-tax basis or 21% of total compensation on an after-tax basis. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $13,000 and $12,000 for the years ended December 31, 2004 and 2003, respectively. The maximum compensation allowable for Plan allocation purposes was $205,000 and $200,000 for the years ended December 31, 2004 and 2003, respectively.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2004 and 2003, the formula provided for $1 of Company contributions for each $1 of participant basic contributions, up to a maximum of 4% of the participant’s total compensation on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, may not exceed $41,000 and $40,000 for the years ended December 31, 2004 and 2003. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Total contributions to the Gap Stock Fund may not exceed 51% of total eligible pay. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Investment Options - American Express Trust Company is the Plan Trustee. At December 31, 2004 and 2003, the Plan’s assets were invested in a number of registered investment funds, common collective trusts, and the Gap Stock Fund.

The Gap Stock Fund is invested in common shares of The Gap, Inc., and a small amount of short-term investments. This fund may provide the greatest potential for either loss or gain since it is invested in the common stock of a single company. The Trustee buys shares of The Gap, Inc. common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of the Gap Stock Fund or who take distributions or withdrawals from the Gap Stock Fund in the form of cash. At December 31, 2004 and 2003, the Gap Stock Fund held 5,789,896 shares ($21.12 per share) and 6,054,031 shares ($23.21 per share), respectively, of The Gap, Inc. common stock.

Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans - For a fee of $30 to $50 (depending on the loan term), participants may apply to receive a loan of up to the lesser of 50% of their vested account or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless the loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the current prime rate (as stated in The Wall Street Journal) in effect at the time the loan is made and interest is compounded monthly. As of December 31, 2004 there were 3,975 such loans, with interest rates ranging from 5.00% to 10.5% maturing from 2005 to 2019.

Automatic Enrollment - The Plan adopted an automatic enrollment provision effective July 1, 2001. Under this provision, eligible employees become automatically enrolled in the Plan at a contribution rate of 2% of pre-tax compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to the AET Balanced II Fund unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits - Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of sixty. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses – Beginning January 1, 2002, the Plan’s administrative expenses are allocated to participant accounts with market value over $200. Each account is charged the same dollar amount of fees on a quarterly basis. The fee is not expected to be more than $20 per year per account.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates. The Plan utilizes various investment instruments including mutual funds and investment contracts. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition - The AET Money Market I Fund, the AET Equity Index II Fund, and the AET Balanced II Fund are valued by the Trustee at fair market value at the end of each Plan year. All other investments, including The Gap, Inc. common stock, are valued using quoted market prices. Participant loans are carried at amortized cost, which approximates fair value.

Purchases and sales of mutual funds and collective funds are recorded on a settlement-date basis. Purchases and sales of Gap Stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits - Distributions to participants are recorded when paid.

3.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits as of December 31, 2004 and 2003 is as follows:

	2004	2003
AXP Cash Management Fund	$33,127,152	$31,301,809
AXP New Dimensions Fund, 3,283,541, and 3,124,962 shares, respectively	79,560,190	74,624,095
Franklin Small Capital Growth Fund, 1,324,382, and 1,258,008 shares, respectively	45,240,897	38,017,011
Janus World Wide Fund, 735,286 shares	—	29,073,194
Pimco Total Return Fund, 3,468,496, and 3,238,699 shares, respectively	37,008,853	34,686,465
Gap, Inc. Common Stock, 5,789,896, and 6,054,031 shares, respectively	122,282,604	140,514,060
AET Equity Index II Fund, 1,076,507, and 970,076 shares, respectively	37,735,875	30,775,657
Europacific Growth Fund, 1,117,122 shares	39,389,717	—
AET Balanced II Fund, 2,765,391 shares	26,625,188	—

During the year ended December 31, 2004, the individual investments that represent more than 5% of the Plan’s net assets (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

AXP Cash Management Fund	$1,825,343
AXP New Dimensions Fund	4,936,095
Franklin Small Capital Growth Fund	7,223,886
Pimco Total Return Fund	2,322,388
Gap, Inc. Common Stocks	(18,231,456)
AET Equity Index II Fund	6,959,218
AET Balanced II Fund	14,752,985

Net appreciation of investments	$19,788,459

4.	TAX EXEMPT STATUS

The Plan qualifies as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service dated September 15, 1998. The Plan has been amended since receiving the determination letter; however, the Company and the plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

5.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

6.	EXEMPT PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of common collective trust funds managed by American Express. American Express is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During 2004, plan administrative expenses of $494,405 were paid to American Express from plan assets.

At December 31, 2004 and 2003, the Plan held 5,789,896 and 6,054,031 units, respectively, of common stock of the Gap, Inc., the sponsoring employer, with a cost basis of $33,040,383 and $32,112,586, respectively. During the year ended December 31, 2004, the Plan recorded dividend income of $524,828.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Assets available for benefits per the financial statements	$485,825,186
Less: Contributions receivable	(2,043,260)

Assets available for benefits per Form 5500	$483,781,926

Year Ended December 31, 2004
Total contributions per the financial statements	$83,610,064
Less: Increase in contributions receivable	(1,239,559)

Total contributions per Form 5500	$82,370,505

Year Ended December 31, 2004
Total deductions per the financial statements	$49,134,100
Add: Interest income on deemed distributed loans	10,337
Add: Transfer of assets to/from the plan	6,013

Total deductions per Form 5500	$49,150,450

8.	VOLUNTARY CORRECTION PROGRAM

The Company, as plan sponsor of the GapShare 401(k) Plan (the “Plan”), paid a fee of $25,000 to the Internal Revenue Service on January 31, 2005, in connection with the Company’s submission of an application under the Employee Plans Consolidated Resolution System, Voluntary Correction Program, in accordance with IRS Revenue Procedure 2003-44 (the “VCP Filing”). In the VCP Filing, the Company requests IRS approval of a proposed amendment of the Plan to conform the Plan’s terms with its past operations. Specifically, the proposed amendment would revise the definition of a participant’s eligible “compensation” under the Plan to exclude employee bonuses.

The Company received a standard acknowledgment of the VCP Filing from the IRS dated February 24, 2005, and has received no further communication from the IRS.

* * * * * *

GAPSHARE

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

DECEMBER 31, 2004

Identity of Issuer or Borrower	Description of Investment	Cost	Fair Value
AXP Cash Management Fund *	Money Market Fund	$33,127,100	$33,127,152
Alliance Growth and Income	Mutual Fund 2,258,119 shares	7,313,558	8,467,947
AXP New Dimensions Fund *	Mutual Fund 3,283,541 shares	68,099,793	79,560,190
Franklin Small Capital Growth Fund	Mutual Fund 1,324,382 shares	42,602,184	45,240,897
Domini Social Equity Fund	Mutual Fund 716,594 shares	21,418,669	21,168,181
Fidelity Freedom Fund	Mutual Fund 187,536 shares	2,103,492	2,228,059
Nueberger B. Genesis Trust	Mutual Fund 349,415 shares	12,412,943	14,909,556
Pimco Total Return	Mutual Fund 3,468,496 shares	36,978,890	37,008,853
Europacific Growth Fund	Mutual Fund 1,117,122 shares	35,516,384	39,389,717
Gap, Inc. common stock	5,789,896 shares	33,040,383	122,282,604
AET Money Market I Fund *	Money Market Fund	2,366,519	2,366,519
AET Equity Index II Fund *	Mutual Fund 1,076,507 shares	31,768,212	37,735,875
AET Balanced II Fund *	Mutual Fund 2,765,391 shares	24,899,122	26,625,188
Participant loans	3,975 loans with interest rates from 5.00% to 10.5% maturing from 2005 to 2019	13,637,598	13,637,598

TOTAL		$365,284,847	$483,748,336

*	Represents party-in-interest transaction.